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Exhibit 99.1
                  ANTHONY J. POMPLIANO APPOINTED CEO of e.spire


ANNAPOLIS JUNCTION, MD, NOVEMBER 23,1998 -- e.spire Communications, Inc. (Nasdaq: ESPI) today announced that Anthony J. Pompliano, founder and current Chairman of the Board, will reassume his prior role as Chief Executive Officer on a full time basis. This action comes as a result of the resignation of Jack
E. Reich as President, CEO and Director.

Mr. Pompliano was previously co-founder and President of Metropolitan Fiber Systems, the predecessor of MFS Communications where he served as President, CEO and Vice Chairman from April 1988 until March 1991. After founding e.spire in 1993, Pompliano led the company's entry into the emerging data arena through the deployment of a national ATM network in 1996, and the acquisition of an Internet subsidiary in early 1997.

Pompliano's return to day-to-day responsibilities with e.spire is expected to reinforce the company's commitment to becoming a data market leader, and to assure its focus as a facilities-based provider of voice services. In addition, Pompliano has outlined plans to initiate a full review of the existing operating and overhead cost structure of the company.

"We're a premier company, at the perfect time, in an outstanding industry," said Pompliano. "I look forward to working with management to sharpen our focus on meeting targeted levels of top and bottom line performance."

e.spire is a new breed of telecommunications provider: an Application Gateway Company (AGC), offering customers next generation services that include voice, high-speed data and Internet solutions and custom business applications. A facilities-based provider, the Company operates multimegabit local, regional and long haul broadband networks throughout the United States.